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                                                                     EXHIBIT 18

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                                                      PricewaterhouseCoopers LLP
                                                      121 SW Morrison
                                                      Street Suite 1800
                                                      Portland, OR 97204
                                                      Telephone (503)
                                                      478-6000
                                                      Facsimile (503)
                                                      276-7099

June 29, 1999

To the Board of Directors
of NIKE, Inc.

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in NIKE, Inc.'s Annual Report on Form 10-K for the year ended May 31, 1999 and issued our report thereon dated June 29, 1999. Note 2 to the consolidated financial statements describes a change in the Corporation's method of determining the cost of inventories from the last-in, first-out to the first-in, first-out method. Management has advised us that they believe the change is to a preferable method in your circumstances because it will result in a better match of the cost of inventory sold with revenues.

It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in confirmity with Accounting Principles Board Opinion No. 20.

Yours very truly,

/s/ PricewaterhouseCoopers LLP